Exhibit 8.1

Subsidiaries of Adecoagro S.A.

Majority Owned Subsidiaries:

Name     Place of Incorporation
1     Adecoagro GP S.à r.l.     Luxembourg
2     Adecoagro LP S.C.S     Luxembourg
3     Kadesh Hispania S.L.U.     Spain
4     Leterton España S.L.U.     Spain
5     Global Calidon S.L.    Spain
6    Global Acamante S.L.    Spain
7     Global Mirabilis S.L.    Spain
8     Global Carelio S.L.    Spain
9     Global Asterion S.L.U.     Spain
10     Global Pindaro S.L.U.     Spain
11    Global Acasto S.L.U.     Spain
12    Global Pileo S.L.U.     Spain
13    Global Anceo S.L.    Spain
14    Global Laertes S.L.U.     Spain
15    Peak Texas S.L.U.     Spain
16    Global Hisingen S.L.    Spain
17    Global Neimoidia S.L.U.    Spain
18    Adeco Agropecuaria S.A.     Argentina
19    Pilagá S.A.     Argentina
20    Cavok S.A.     Argentina
21    Establecimientos El Orden S.A.     Argentina
22    Agro Invest S.A.     Argentina
23    Forsalta S.A.     Argentina
24    Bañado del Salado S.A.     Argentina
25    Dinaluca S.A.     Argentina
26    Compañía Agroforestal de Servicios y Mandatos S.A.     Argentina
27    Girasoles del Plata S.A.    Argentina
28    Molinos Libres S.A.U.    Argentina
29    L3N S.A.    Argentina
30    Energia Agro S.A.U.    Argentina
31    Ladelux S.A.     Uruguay
32    Kelizer S.A.     Uruguay
33    Adecoagro Uruguay S.A.    Uruguay
34    Arroz del Plata S.A.    Uruguay
35    Paso Dragon S.A.    Uruguay
36    Adecoagro Brasil Participações S.A.     Brazil
37    Adeco Agropecuária Brasil Ltda.    Brazil
38    Usina Monte Alegre Ltda.     Brazil
39    Adecoagro Vale do Ivinhema S.A.     Brazil
40    Adecoagro Agr. e Participações Ltda.    Brazil
41    Adecoagro Energia Ltda.    Brazil
42    Monte Alegre Combustíveis Ltda.    Brazil
43    Angélica Energia Ltda.    Brazil
44    Ivinhema Energia Ltda.    Brazil
45    Adecoagro Biogás     Brazil
46    Methanum Engenharia Ambiental Ltda.    Brazil
47    Adecoagro Chile S.p.A.    Chile